EXHIBIT 10.32

POTLATCHDELTIC CORPORATION

MANAGEMENT DEFERRED COMPENSATION PLAN

Originally Effective June 1, 2008

Amended and Restated as of January 1, 2024

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Table of Contents

Page

1.	ESTABLISHMENT AND PURPOSE	1
2.	DEFINITIONS	2
3.	ELIGIBILITY TO MAKE DEFERRALS	4
4.	PARTICIPATION	4
5.	DEFERRAL ELECTIONS	5
6.	ESTABLISHMENT OF DEFERRED ACCOUNTS	6
7.	TREATMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS DURING DEFERRAL PERIOD	6
8.	FORM AND TIME OF PAYMENT OF DEFERRED COMPENSATION ACCOUNT	7
9.	EFFECT OF DEATH OF PARTICIPANT	9
10.	CLAIMS AND REVIEW PROCEDURE	10
11.	PARTICIPANT’S RIGHTS UNSECURED	10
12.	STATEMENT OF DEFERRED COMPENSATION ACCOUNT	10
13.	NONASSIGNABILITY OF INTERESTS	10
14.	ADMINISTRATION OF THE PLAN	10
15.	AMENDMENT OR TERMINATION OF THE PLAN	10
16.	TAX WITHHOLDING	11
17.	FUNDING	11
18.	NO EMPLOYMENT RIGHTS	11
19.	SUCCESSORS AND ASSIGNS	11
20.	CHOICE OF LAW AND VENUE	12

ATTACHMENT A - CLAIMS AND REVIEW PROCEDURE FOR THE

POTLATCHDELTIC MANAGEMENT DEFERRED COMPENSATION PLAN 13

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POTLATCHDELTIC CORPORATION
MANAGEMENT DEFERRED COMPENSATION PLAN

Originally Effective June 1, 2008

Amended and Restated as of January 1, 2024

1. ESTABLISHMENT AND PURPOSE

(a) The Potlatch Corporation Management Deferred Compensation Plan was adopted on May 16, 2008, by the Board of Directors of PotlatchDeltic Corporation (formerly Potlatch Corporation) to provide an opportunity for senior management who have made the maximum elective contributions permitted under the 401(k) Plan to elect to defer additional compensation and to invest and accumulate such compensation on a tax‑deferred basis. The Plan was restated effective May 1, 2009, and it was most recently restated effective January 1, 2019. This amendment and restatement incorporates additional changes to the Plan since the 2019 restatement. Such changes are effective January 1, 2024, except as stated otherwise.

(b) This Plan is also intended to provide for deferral of awards under the MPAP II for the 2008 performance period and under the AIP beginning with the 2009 performance period.

(c) Effective as of October 1, 2008, this Plan also provides for the administration of deferrals previously made under the MPAP II. For avoidance of doubt, deferrals made under the PotlatchDeltic Corporation Management Performance Award Plan, which are not subject to Section 409A, continue to be subject to the rules of that plan and the administrative rules and regulations applicable thereto.

(d) The provisions of this Plan for elections to defer AIP or annual base salary are effective as to such AIP or salary earned on or after January 1, 2024.

(e) The Plan is intended to constitute a deferred compensation plan for the benefit of a select group of management or highly compensated employees of the Company, and, as such, to be exempt from all of the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Company intends that the existence of a trust, if any, will not alter the characterization of the Plan as “unfunded” for purposes of ERISA, and will not be construed to provide income to the Participants under the Plan prior to actual payment of the vested accrued benefits hereunder.

(f) The Plan is intended to comply with the requirements of Section 409A. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted, operated, and administered in a manner consistent with such intentions. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan so that any payment qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that payments under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to payments under the Plan.

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2. DEFINITIONS

(a) “401(k) Plan” means the PotlatchDeltic Salaried 401(k) Plan, as amended.

(b) “Affiliate” means any other entity which would be treated as a single employer with the Company under Section 414(b) or (c) of the Code, provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A‑1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”

(c) “AIP” means the PotlatchDeltic Corporation Annual Incentive Plan and any successor plan thereto.

(d) “Beneficiary” means the person or persons who become entitled to receive payment of the Participant’s Deferred Compensation Account as a result of the death of the Participant. A Participant may designate a beneficiary under the Plan in a form provided by the Committee.

(e) “Benefits Committee” means the PotlatchDeltic Corporation Benefits Committee and any successor committee thereto.

(f) “Board” and “Board of Directors” means the board of directors of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Executive Compensation and Personnel Policies Committee of the Board.

(i) “Company” means PotlatchDeltic Corporation, a Delaware corporation.

(j) “Compensation” means the amount of compensation due by the Company to an Employee for his or her services as an Employee as either (i) annual base salary or (ii) an award under the MPAP II or AIP.

(k) “Deferred Compensation Account” means the bookkeeping account established pursuant to Section 6 on behalf of each Employee who elects to participate in the Plan. Within a Participant’s Deferred Compensation Account, a Directed Investment Account, Stock Unit Account, and other accounts shall be maintained as are necessary for the proper administration of a Participant’s Deferred Compensation Account. An Employee who has made a deferral under the MPAP II shall be deemed to have elected to participate in this Plan.

(l) “Dividend Equivalent” means an amount equal to the cash distribution paid on an outstanding share of the Company’s common stock. Dividend Equivalents shall be credited with respect to Stock Units as if each Stock Unit were an outstanding share of the Company’s common stock, except that Dividend Equivalents shall also be credited with respect to fractional Stock Units.

(m) “Employee” means a full‑time salaried employee of the Company or any subsidiary thereof.

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(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o) “MPAP II” means the PotlatchDeltic Corporation Management Performance Award Plan II, as amended.

(p) “Participant” means an Employee who has deferred Compensation credited to a Deferred Compensation Account under the Plan.

(q) “Performance‑Based Compensation” means compensation, the amount of which, or the entitlement to which, is contingent on the satisfaction of pre‑established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre‑established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance‑Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Compensation may be Performance‑Based Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the Employee’s death, disability, or a Change in Control Event (as defined in Treasury Regulation § 1.409A‑3(i)(5)), provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute performance‑based compensation. For this purpose, a disability refers to any medically determinable physical or mental impairment resulting in the Employee’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Performance‑Based Compensation may include payments based upon subjective performance criteria, provided that: (i) the subjective performance criteria are bona fide and relate to the performance of the Employee, a group of service providers that includes the Employee, or a business unit for which the Employee provides services (which may include the entire organization); and (ii) the determination that any subjective performance criteria have been met is not made by the Employee or a family member of the Employee (as defined in Code § 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Employee or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Employee or such a family member.

(r) “Plan” means the PotlatchDeltic Corporation Management Deferred Compensation Plan.

(s) “Plan Year” means the 12‑month period beginning January 1 and ending December 31.

(t) “Section 409A” means Section 409A of the Code, including regulations and guidance promulgated thereunder.

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(u) “Separation from Service” means termination of an Employee’s service as an Employee consistent with the requirements of Section 409A. For purposes of the Plan, “Separation from Service” generally means termination of an Employee’s employment as a common‑law employee of the Company and each Affiliate.

(v) “Stock Units” means the deferred portion of Compensation which is converted into a unit denominated in shares of the Company’s common stock.

(w) “Value” means the closing price of the Company’s common stock as reported in the applicable stock exchange’s composite transactions reports for the relevant date.

(x) “Variable Fractions Method” is a distribution method for amounts payable in installments. The amount of the first installment is determined by dividing the Participant’s account balance by the total number of installments due. Each subsequent annual installment is equal to the Participant’s account balance as adjusted for earnings or losses since the last distribution date divided by a denominator equal to the total number of installments due minus the number of installments previously paid.

(y) “Year” shall mean the calendar year.

3. ELIGIBILITY TO MAKE DEFERRALS

(a) Each Employee who is in a position that is eligible for awards under the PotlatchDeltic Corporation 2019 Long‑Term Incentive Plan (an “Eligible Employee”) shall be eligible to elect to defer base salary under the Plan.

(b) Each Eligible Employee who is eligible to receive an award under the AIP (other than an award under an AIP Special Awards Fund) shall be eligible to defer such award under the Plan; provided that an Employee who is required to defer his or her award shall automatically become a Participant in this Plan.

4. PARTICIPATION

(a) Each Employee who is eligible to participate in the Plan pursuant to Section 3 above shall, prior to the beginning of each Year and in accordance with the applicable deadline established by the Committee, have the option to make an irrevocable election to defer a percentage of his or her Compensation earned during the following Plan Year before the beginning of each such Plan Year. Compensation paid after December 31 of a Plan Year for services performed by the Employee during the final payroll period of the calendar year and which payroll period includes the last day of such calendar year shall be treated as earned for services performed in the year paid.

(b) Notwithstanding the foregoing, an Employee may make an irrevocable election to participate during a Plan Year with respect to Compensation earned during that Plan Year and subsequent to the filing of such election, provided such election is made within thirty (30) days of the Employee’s initial eligibility to participate in this Plan and any other nonqualified deferred compensation plans treated as a single plan with this Plan under Section 409A. Any such initial election shall apply only to Compensation earned for services performed after the date of the election. If compensation is due for services performed over a period of time which includes the

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period both before and the period after the date of the election, the election will apply to an amount equal to the total amount of the compensation paid for such performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(c) Notwithstanding the preceding rules, a deferral election for an award of Compensation under the AIP, which constitutes Performance‑Based Compensation, may be made no later than six (6) months before the end of such performance period. This special election rule is available only if (i) the Employee performs services for the Company or its Affiliate continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made with respect to such payment, (ii) the election is made before the amount of the Performance‑Based Compensation to be received becomes reasonably ascertainable or, if the Performance‑Based Compensation is a specified or calculable amount, when the amount is substantially certain to be paid, and (iii) the performance period is at least twelve (12) months in duration.

(d) The Committee may also adopt such additional or alternative election rules provided that such rules comply with the rules of Section 409A.

5. DEFERRAL ELECTIONS

(a) An Employee who elects to participate in the Plan with respect to annual base salary or an award under the AIP for a Plan Year shall file a deferral election with respect to each type of Compensation earned for such Plan Year, using such form as the Committee shall prescribe and which shall indicate:

(i) The amount or percentage of each type of Compensation that such Employee elects to defer into the Directed Investment Account pursuant to the terms of the Plan. The percentage must be in increments of one percent (1%) and may not exceed fifty percent (50%) in the case of annual base salary. An election to voluntarily defer an award under the AIP must be in increments of one percent (1%) and may not exceed ninety percent (90%) of such award.

(ii) Notwithstanding the foregoing, an election to defer Compensation may not reduce the Employee’s remaining compensation below the amount necessary to satisfy applicable employment tax withholding, income tax withholding, and benefit plan withholding. This election shall be irrevocable with respect to each type of Compensation for the Plan Year to which it applies after the applicable deadline for making such election as provided in Section 4 for such Plan Year.

(b) An Employee who elects to participate in the Plan shall have only one form of payment election in effect for all deferred Compensation with respect to a Plan Year. (Prior to 2024, an Employee may have only one form of payment election for all amounts deferred under the Plan, corresponding to a subaccount for pre-2024 Plan Years.) Subject to Section 5(e), at the time of an Employee’s election to defer base salary or an award under the AIP for a Plan Year, the Employee shall file an election and shall indicate whether the deferred Compensation for such Plan Year shall be paid in a lump sum or paid in annual installments over a period of fifteen (15) or

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fewer years. For purposes of the Plan, installment payments shall be treated as a single distribution for purposes of Section 409A.

(c) An Employee’s election described in Section 5(b) may include an election to pay the Directed Investment Account as of an in-service withdrawal date prior to the Employee’s Separation from Service, as specified in that election and conditioned on that date occurring prior to the Employee’s Separation from Service. The in-service withdrawal date shall be no sooner than January 1 of the third Plan Year following the Plan Year to which the Employee’s election applies.

(d) Deferred Compensation shall be distributed in a single lump sum payment upon the Employee’s Separation from Service, unless and to the extent the Employee elects otherwise in accordance with this Section 5.

(e) For purposes of determining the payment election in effect for a Participant with existing deferrals under this Plan prior to May 1, 2009 or under the MPAP II, the payment election in effect as of April 30, 2009 shall remain in effect for all existing and future deferrals under the Plan with respect to pre-2024 Plan Years.

6. ESTABLISHMENT OF DEFERRED ACCOUNTS

(a) For each Employee who has deferred compensation under the AIP or who has elected to defer base salary, the Company shall establish a Deferred Compensation Account to which shall be credited an amount equal to that portion of the Compensation which would have been payable currently to the Employee but for the terms of the deferral election. The Deferred Compensation Account shall consist of one or more subaccounts, as adjusted for allocations of earnings and losses, distributions, and any other factors the Company determines may affect the value of such subaccounts. At a minimum, subaccounts will be maintained for purposes of separately accounting for contributions made (i) collectively, as to pre-2024 Plan Years and (ii) for each Plan Year that beings on and after January 1, 2024.

(b) Any amount of base salary or AIP award that is deferred under this Plan and with respect to which the Employee has elected to allocate to Stock Units shall be converted into full and fractional Stock Units and transferred to a Stock Unit Account on the date such Compensation otherwise would have been paid (or if such date is not a trading day, on the next trading day following such date) by dividing the amount of such Compensation by the value of the Company’s common stock on such crediting date. No allocations to the Stock Unit Account are permitted on and after May 30, 2023.

(c) Amounts credited to a Participant’s Deferred Compensation Account shall be fully vested at all times.

7. TREATMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS DURING DEFERRAL PERIOD

(a) Directed Investment Account. The balance of each Participant’s Directed Investment Account shall be adjusted, for earnings and losses commencing with the date as of which any amount is credited to the Directed Investment Account. Such earnings or losses during

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the deferral period for amounts credited to a Participant’s Directed Investment Account shall be computed by reference to the rate of return on one or more of the investment alternatives that are designated by the Committee as available under this Plan. Each participating Employee may select (in one percent (1%) increments) which investment alternative(s) will be used for this purpose with respect to his or her deferred Compensation, and the alternative(s) selected need not be the same as the Employee has selected under the 401(k) Plan, but any such selection will apply only prospectively. The Committee shall determine how frequently such selections may be changed.

(b) Stock Unit Account. Amounts deemed invested in Stock Units may not be transferred to any other investment and must remain in the Stock Unit Account until distributed to the Participant. On each dividend payment date, Dividend Equivalents shall be credited to each full and fractional Stock Unit to the extent such Stock Unit was in the Participant’s Stock Unit Account on the dividend record date immediately preceding the applicable dividend payment date. As of the dividend payment date, the value of such Dividend Equivalents shall be credited to the Participant’s Directed Investment Account, subject to the Participant’s ability to subsequently change such investment in accordance with Section 7(a).

(c) Effect of Certain Transactions. In the event that there occurs a dividend or other distribution of shares of the Company’s common stock (“Shares”), a dividend in the form of cash or other property that materially affects the fair market value of the Shares, a stock split, a reverse stock split, a split‑up, a split‑off, a spin‑off, a combination or subdivision of Shares or other securities of the Company, an exchange of Shares for other securities of the Company, or a similar transaction or event that materially affects the fair market value of the Shares, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall make appropriate adjustments in the number of each Participant’s Stock Units determined as of the date of such occurrence.

8. FORM AND TIME OF PAYMENT OF DEFERRED COMPENSATION ACCOUNT

(a) Payment of a Participant’s Directed Investment Account shall commence on, or within the thirty (30) day period that begins on, the March 15th of the year following the year in which Separation from Service occurs or the in-service withdrawal date elected in accordance with Section 5(c). A Participant may request an earlier distribution of an amount credited to his or her Directed Investment Account upon the occurrence of an unforeseeable emergency within the meaning of Section 409A as determined by the Committee, but only to the extent necessary to alleviate the emergency.

(b) Payment of a Participant’s Stock Unit Account shall also be made on, or within the thirty (30) day period that begins on, the March 15th of the year following the year in which Separation from Service occurs except that, within the six‑month period beginning on the last date on which Compensation has been converted into Stock Units on behalf of the Participant, to the extent that the Committee reasonably determines that earlier payment would result in a violation of Federal securities laws, payment of the Participant’s Stock Unit Account shall be made on, or within the thirty (30)‑day period that begins on, the last day of the month in which such six‑month period expires. Notwithstanding the previous sentence, Stock Unit Account payments shall be made following the Participant’s Separation from Service or death, without regard to whether such

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six‑month period has expired. For the purpose of payment, Stock Units shall be converted to cash based on the Value of the Company’s common stock on the most recent valuation day prior to the day on which the distribution is made. In no event shall distributions be paid in shares of the Company’s stock.

(c) The amount of each installment payment due shall be determined by application of the Variable Fractions Method. Each annual installment for calendar years subsequent to the calendar year in which payment commences shall be made on, or within the thirty (30) day period that begins on March 15th of the applicable calendar year.

(d) Notwithstanding any other provision of the Plan to the contrary:

(i) No distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3); and

(ii) A distribution made to a Participant who is identified as a Key Employee at the time of his or her Separation from Service will be delayed for a minimum of six (6) months if the Participant’s distribution is triggered by his or her Separation from Service. Any payment that otherwise would have been made except for the application of this Section 8(b) during such six (6) month period will be made in one (1) lump sum payment no later than the last day of the second month following the month that is six (6) months from the date of the Participant’s Separation from Service. The Participant’s Deferred Compensation Account shall continue to be adjusted for earnings and losses and Dividend Equivalents during the delay. The determination of which Participants are Key Employees will be made by the Company in its sole discretion in accordance with this Section 8(b) and Section 416(i) of the Code, including regulations and guidance promulgated thereunder, and Section 409A.

(iii) “Identification Date” means each December 31.

(iv) “Key Employee” means an Employee who, on an Identification Date, is:

(A) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A) (i) of the Code, provided that no more than fifty (50) officers of the Company shall be determined to be Key Employees as of any Identification Date;

(B) A five percent (5%) owner of the Company; or

(C) A one percent (1%) owner of the Company having annual compensation from the Company of more than $150,000.

If an Employee is identified as a Key Employee on an Identification Date, then such Employee shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

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(e) Notwithstanding the foregoing, a lump sum distribution shall be made in the Committee’s discretion to clear out a small balance held for the benefit of the Participant (or his or her Beneficiary) provided that the Committee’s decision is evidenced in‑writing prior to the date of the distribution, the distribution is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination of all benefits due under the plan and all other “account balance plans” treated as a single nonqualified deferred compensation plan with this Plan under Treasury Regulation Section 1.409A‑1(c)(2).

(f) Notwithstanding the foregoing, a Participant may elect to change the form or timing of the Participant’s Directed Investment Account up to a maximum of two times per Plan Year subaccount. Any such election changes will not be valid and shall have no effect to the extent they were made within twelve (12) months prior to the date of the Participant’s Separation from Service or applicable in-service withdrawal date. In addition, the payment with respect to which any such election change is made shall be deferred for a period of not less than five (5) years after the date such payment would otherwise have been made (or in the case of installment payments treated as a single payment, five (5) years after the date the first installment amount would otherwise have been paid). This Section 8(f) does not apply to any payments in the event of death or due to the occurrence of an unforeseeable emergency.

(g) If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Administrator may require proof of incompetency, minority, incapability or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee, the trustees of any trusts, and the Company from all liability with respect to such benefit.

(h) Notwithstanding any other provision of the Plan to the contrary and to the maximum extent allowed by law, payment of a Participant’s Deferred Compensation Account shall be subject to (i) the requirements of the PotlatchDeltic Corporation Incentive Compensation Recovery Policy as it may be amended from time to time, and (ii) any other compensation recovery policies as may be adopted from time to time by the Company to comply with applicable law and/or stock exchange requirements, or otherwise, to the extent determined by the Committee in its discretion to be applicable to a Participant.

9. EFFECT OF DEATH OF PARTICIPANT

Upon the death of a Participant, all amounts, if any, remaining in his or her Deferred Compensation Account shall be distributed to the Beneficiary designated by the Participant. Such distribution shall be made at the time or times specified in the Participant’s deferral election. If the designated Beneficiary does not survive the Participant or dies before receiving payment in full of the Participant’s Deferred Compensation Account, payment shall be made to the estate of the last to die of the Participant or the designated Beneficiary.

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10. CLAIMS AND REVIEW PROCEDURE

Claims and appeals filed with respect to benefits awarded under the Plan shall be reviewed in accordance with the Claims and Review Procedure for the PotlatchDeltic Management Deferred Compensation Plan as provided in Attachment A to the Plan.

11. PARTICIPANT’S RIGHTS UNSECURED

The interest under the Plan of any Participant and such Participant’s right to receive a distribution from the Plan shall be an unsecured claim against the general assets of the Company. The Deferred Compensation Account and all deemed investment accounts available under Section 7 shall be bookkeeping entries only and no Participant shall have an interest in or claim against any specific asset of the Company pursuant to the Plan. Notwithstanding the foregoing, the Company may, in its discretion, choose to contribute to the PotlatchDeltic Corporation Benefits Protection Trust Agreement to assist with the payment of benefits under the Plan.

12. STATEMENT OF DEFERRED COMPENSATION ACCOUNT

Each Participant shall be provided or receive access to periodic statements of their Deferred Compensation Account.

13. NONASSIGNABILITY OF INTERESTS

The interest and property rights of any Employee under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation of this Section 13 shall be void.

14. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. In addition to the powers and duties otherwise set forth in the Plan, the Committee (or its delegate) shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary action in connection therewith, including (without limitation) any determination of eligibility to participate in the Plan, any calculation of Plan benefits, and retaining outside managers to assist with the administration of the Plan. The Committee’s (or its delegate’s) interpretation and construction of the Plan shall be conclusive and binding on all persons.

15. AMENDMENT OR TERMINATION OF THE PLAN

(a) The Board or the Committee may amend, suspend or terminate the Plan at any time. The foregoing notwithstanding, the Plan may not be amended (including any amendment to this Section 15) or terminated by the Board or the Committee if such amendment or termination would or adversely affect or impair the Employee’s right to receive amounts credited to his or her Deferred Compensation Account.

(b) Except as provided in Section 15(c) or as otherwise permitted under Section 409A, in the event of termination of the Plan, the Participants’ Deferred Compensation Accounts may, in

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the Board’s or the Committee’s discretion, be distributed within the period beginning twelve (12) months after the date the Plan was terminated and ending twenty‑four (24) months after the date the Plan was terminated, or pursuant to Section 8, if earlier. If the Plan is terminated and Deferred Compensation Accounts are distributed, the Board or the Committee shall terminate all account balance non‑qualified deferred compensation plans with respect to all Employees and shall not adopt a new account balance non‑qualified deferred compensation plan for at least three (3) years after the date the Plan was terminated. A termination and liquidation of the Plan under this Section 15(b) shall be made only in compliance with Treasury Regulation Section 1.409A‑3(j)(4)(ix)(c).

(c) The Board or the Committee may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Participants’ Deferred Compensation Accounts are distributed and included in the gross income of the Participants by the latest of (i) the Plan Year in which the Plan terminates or (ii) the first calendar year in which payment of the Deferred Compensation Accounts is administratively practicable.

(d) Notwithstanding the foregoing, the Vice President, Human Resources, of the Company shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Company or (ii) is intended to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, Section 409A.

16. TAX WITHHOLDING

The Company shall make, or cause to be made, appropriate arrangements for satisfaction of any federal or state income tax or other payroll‑based withholding tax required to be paid by a Participant upon any deferral made to or distribution made from the Plan.

17. FUNDING

The interest under the Plan of any Participant and such Participant’s right to receive a distribution from the Plan shall be an unsecured claim against the general assets of the Company. Until distributed, Plan benefits shall be bookkeeping entries only and no Participant shall have an interest in or claim against any specific asset of the Company pursuant to the Plan. Notwithstanding the foregoing, the Company may, in its discretion, choose to contribute to the PotlatchDeltic Corporation Benefits Protection Trust Agreement to assist with the payment of benefits under the Plan

18. NO EMPLOYMENT RIGHTS

Nothing in the Plan shall be deemed to give any individual a right to remain in the employ of the Company or any subsidiary or to limit in any way the right of the Company or a subsidiary to terminate any individual’s employment with or without case, which right is hereby reserved.

19. SUCCESSORS AND ASSIGNS

The Plan shall be binding upon the Company, its successors and assigns, and any parent corporation of the Company’s successors or assigns. Notwithstanding that the Plan may be binding

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upon a successor or assign by operation of law, the Company shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Company would be if no succession or assignment had taken place.

20. CHOICE OF LAW AND VENUE

The Plan and all determinations made, and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

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ATTACHMENT A

CLAIMS AND REVIEW PROCEDURE FOR THE POTLATCHDELTIC MANAGEMENT DEFERRED COMPENSATION PLAN

(a) A Participant or a Beneficiary, or the authorized representative of either, (the “Claimant”) who believes that he or she has been denied benefits to which he or she is entitled under the Plan may file a written claim for such benefits with the person or entity designated by the Benefits Committee (the “Initial Claim Reviewer”). Any such written claim must be addressed to: Benefits Committee, Management Deferred Compensation Plan, PotlatchDeltic Corporation, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201. (If the Benefits Committee fails to designate an Initial Claim Reviewer, then the Benefits Committee shall be the Initial Claim Reviewer.) The Initial Claim Reviewer may prescribe a form for filing such claims, and, if it does so, a claim will not be deemed properly filed unless such form is used, but the Initial Claim Reviewer shall provide a copy of such form to any person whose claim for benefits is improper solely for this reason.

(b) Claims that are properly filed will be reviewed by the Initial Claim Reviewer, which will make its decision with respect to such claim and notify the Claimant in writing of such decision within 90 days after the Initial Claim Reviewer’s receipt of the written claim, provided that the 90‑day period can be extended for up to an additional 90 days if the Initial Claim Reviewer determines that special circumstances require an extension of time to process the claim and the Claimant is notified in writing of the extension prior to the termination of the initial 90‑day period. Any extension notice shall indicate the special circumstances or matters requiring the extension and the date by which the Initial Claim Reviewer expects to render its decision on the claim.

(c) If the claim is wholly or partially denied, the written response to the Claimant shall include:

(i) The specific reason or reasons for the denial;

(ii) Reference to the specific Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or information is necessary;

(iv) A description of the Plan’s claim appeal procedure (and the time limits applicable thereto), as set forth in Section 10(e)–(j), including a statement of the Claimant’s right to bring a civil action under ERISA § 502(a) following an adverse determination on appeal; and

(d) If the claim is denied in whole or in part, the Claimant may appeal such denial by filing a written appeal with the Benefits Committee within 60 days of receiving written notice that the claim has been denied. Such appeal should include:

(i) A statement of the grounds on which the appeal is based;

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(ii) Reference to the specific Plan provisions that support the claim;

(iii) The reason(s) or argument(s) why the Claimant believes the claim should be granted and evidence supporting each reason or argument; and

(iv) Any other comments, documents, records or information relating to the claim that the Claimant wishes to include.

(e) The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503‑1(m)(8)) to his or her claim.

(f) Appeals will be considered by the Benefits Committee, which will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination. The Benefits Committee will not afford any deference to the Initial Claim Reviewer’s denial of the claim.

(g) The Benefits Committee will make its decision with respect to any appeal, and notify the Claimant in writing of such decision, within 60 days (after the Benefits Committee’s receipt of the written appeal; provided that the 60‑day period can be extended for up to an additional 60 days if the Benefits Committee determines that special circumstances require an extension of time to process the appeal and the Claimant is notified in writing of the extension prior to the termination of the initial 60‑day period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Benefits Committee expects to render its decision on the appeal.

(h) In the event the claim is denied on appeal, the written denial will include:

(i) The specific reason or reasons for the denial;

(ii) References to the specific Plan provisions on which the denial is based;

(iii) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (within the meaning of 29 C.F.R. § 2560.503‑1(m)(8)) to his or her claim;

(iv) A statement of the Claimant’s right to bring a civil action under ERISA § 502(a); and

(i) A Claimant may not bring an action under ERISA § 502(a) or otherwise with respect to his or her claim until he or she has exhausted the foregoing procedure. Any such action must be filed in a court of competent jurisdiction within 180 days after the date on which the Claimant receives the Benefits Committee’s written denial of the Claimant’s claim on appeal or, if earlier, one year after the date of the occurrence of the alleged facts or conduct giving rise to the claim (including, without limitation, the date the Claimant alleges he or she became entitled to Plan benefits requested in the suit or legal action) or it shall be forever barred. Any further review,

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judicial or otherwise, of the Benefits Committee’s decision on the Claimant’s claim will be limited to whether, in the particular instance, the Benefits Committee abused its discretion. In no event will such further review, judicial or otherwise, be on a de novo basis, as the Benefits Committee has discretionary authority to determine eligibility for benefits and to construe and interpret the terms of the Plan.

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